Rocky Mountain High Brands, Inc.

Employment Agreement with Michael Welch

January 1, 2016

THIS EMPLOYMENT AGREEMENT entered into as of this 1st day of January 2016, between Rocky Mountain High Brands, Inc. (hereinafter "RMHB" or "Company") and Michael Welch (hereinafter the "Executive").

WHEREAS, RMHB desires to employ Executive and to ensure the continued availability to RMHB of the Executive's services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, RMHB and the Executive agree as follows:

1.	Term of Employment.

(a)	Term. RMHB hereby employs the Executive, and the Executive hereby accepts employment with RMHB, for a period commencing January 1, 2016.

(b)	The Company and the Executive agree that for a five-year period beginning on January I, 2016, the Executive shall perform services for the Company. The last day of the ten-year period shall be the "Termination Date" for purposes of this Agreement. Either party can make termination of this agreement without penalty upon ten days written notice after the Termination Date.

(c)	Renewal of Term. Unless the Company shall have given written notice at least 180 days prior to the Termination Date, this Agreement shall renew and continue in effect for additional one-year periods (and all provisions of this anniversary from such original Termination Date shall thereafter be designated as the "Termination Date" for all purposed under this Agreement), provided, however that the Company may, at its election, at any time after the expiration of the initial term of this Agreement, give the Executive notice of Termination, in which event the Executive shall continue to receive, as severance pay, his base salary and benefits set forth in Sections 3 and 4 below for a twelve full months following such notice of termination. During such twelve-month period, the Board may modify the Executive's duties as described below. The Company agrees that it will not unreasonably withhold any annual renewals of this Agreement.

2.	Duties.

(a)	General Duties. The Executive shall serve as Chief Financial Officer "CFO" of Rocky Mountain High Brands, Inc, with duties and responsibilities that are consistent with the Executive's duties and responsibilities as of the date of this Agreement. The Executive will use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully. In determining whether or not the Executive has used his best efforts hereunder, the Executive's and RMHB's delegation of authority and all surrounding circumstances shall be taken into account and the best efforts of the Executive shall not be judged solely on Rocky Mountain High Brands, Inc. earnings or other results of the Executive's performance.

(b)	Devotion of Time. The Executive shall devote all of his time, attention and energies during normal business hours (exclusive of periods of sickness and disability and of such normal holiday and vacation periods as have been established by RMHB) to the affairs of the RMHB. The parties understand that Executive has another venture to which he must devote some of his time.

3.	Compensation and Expenses.

(a)	Salary. For services rendered under this agreement, Executive will be initially be paid a base compensation of $120,000 annually until such time that funding is sufficient to increase base compensation to a minimum of $150,000 per year. Executive will be paid in accordance with the Company's established payroll cycles. Executive will be eligible for annual salary increases in an amount as approved by the Company's Board of Directors, based on Executive's anniversary date.

(b)	Bonus. Executive will receive an annual bonus as approved by the Company's Board of Directors. The Company will establish a policy concerning the timing of the annual Bonus payments for Company Executives.

(c)	Stock. Executive will be granted 5,000,000 warrants for shares Rocky Mountain High Brands, Inc. Common Stock upon execution of this agreement.

(d)	Stock Options. Executive will participate in the Company's Employee Stock Option Plan to be established by the Company's Board of Directors.

(e)	Expenses. In addition to any compensation received, Company will reimburse or advance funds to the Executive for all reasonable travel, entertainment, professional organizations, professional development, professional licensure fees and miscellaneous expenses.

4.	Benefits.

(a)	Vacation. For each 12-month period during the term of employment, the Executive will be entitled to four weeks of vacation without loss of compensation or other benefits to which he/she is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit. Any unused vacation time can be carried over from year to year.

(b)	Holiday Pay - Executive will be paid for all standard federal holidays and up to 3 floating personal days per year.

(c)	Sick Pay -Executive will be paid for up to 3 weeks of sick pay per year.

(d)	Employee Benefit Programs. The Executive is entitled to participate in any pension, 40l(k), insurance or other employee benefit plan that is maintained by the Company for its Executive Officers, including programs of life and medical insurance and reimbursement of membership fees in civic, social and professional organizations.

(e)	Insurance. Once the Company has established a plan, and policies in connection therewith, the Company shall reimburse Executive 100% amount of premiums on the Company's medical insurance policy and any other medical, dental or insurance programs offered through the Company, covering Executive and Executive's dependents.

5.	Termination.

(a)	Termination -Company will agree to pay Executive one-year's salary and benefits, as outlined in Sections 3 and 4 above, for termination other than cause.
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(b)	Termination for Cause. RMHB may terminate the Executive's employment pursuant to the terms of this Agreement at any time for cause by giving written notice of termination. Such termination will become effective upon the giving of such notice. Upon any such termination for cause, the Executive shall have no right to compensation, bonus or reimbursement under Section 3, or to participate in any employee benefit programs under Section 4, except as provided by law, for any period subsequent to the effective date of termination. For purposes of this Section 5(b), "cause" shall mean: (I) the Executive is convicted of a felony which is directly related to the Executive's employment or the business of the Company; (ii) the Executive, in carrying out his duties hereunder, has been found in a civil action to have committed gross negligence or intentional misconduct resulting in either case in direct material harm to the Company; (iii) the Executive is found in a civil action to have breached his fiduciary duty to the Company resulting in direct profit to him; or (iv) the Executive is found in a civil action to have materially breached any provision of Section 6 or Section 7. The term "found in a civil action" shall not apply until all appeals permissible under the applicable mies of procedure or statute have been determined and no further appeals are permissible.

(c)	Executive's Resignation. Executive must give a minimum of 6 weeks '•notice in writing prior to canceling this agreement. IfExecutive fails to give a minimum of 6 weeks' notice in writing prior to canceling this agreement, the Executive shall have no right to compensation, bonus or reimbursement under Section 3, or to participate in any employee benefit programs under Section 4, except as provided by law, for any period subsequent to the effective date of termination.

(d)	Death or Disability. Except as otherwise provided in this Agreement, it shall terminate upon the deatl1or disability of the Executive. For purposes of this Section 5(d), "disability" shall mean that for a period of 12 consecutive months in any 12-month period the Executive is incapable of substantially fulfilling the duties set forth in Section 2 because of physical, mental or emotional incapacity resulting from injury, sickness or disease. In the event of Executive's disability, the Executive will be paid compensation, benefits and bonus which may accrue during the period of disability up to a total of 18 months, or for the remainder of this Agreement, whichever time is greater.

(e)	Continuing Effect. Notwithstanding any termination of the Executive's employment as provided in this Section 5 or otherwise, the provisions of Section 6 shall remain in full force and effect, except as otherwise provided in this agreement.

6.	Non disclosure of Confidential Information.

(a)	The Executive acknowledges that during his employment he will learn and will have access to confidential information regarding RMHB and its affiliates, including without limitation (i) confidential or secret plans, programs, documents, agreements or other material relating to the business, services or activities of RMHB and its affiliates and (ii) trade secrets, market reports, customer investigations, customer lists and other similar information that is proprietary information of RMHB or its affiliates (collectively referred to as "Confidential Information"). The Executive acknowledges that such Confidential Information as is acquired and used by the Company or its affiliates is a special, valuable and unique asset.

(b)	All records, files, materials and Confidential Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its affiliates, as the case may be. The Executive will not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he m

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January I, 2016

associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the Board unless such Confidential Information previously shall have become public knowledge through no action by or omission of the Executive.

7.	Equitable Relief. RMHB and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior consent of the Board shall leave his employment for any reason and take any action in violation of Section 6, RMHB will be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 9(b) below, to enjoin the Executive from breaching the provisions of Section 6 or Section 7. In such action, RMHB will not be required to plead or prove irreparable harm or lack of an adequate remedy at law. Nothing contained in this Section 7 shall be construed to prevent RMHB from seeking such other remedy in arbitration in case of any breach of this Agreement by the Executive, as RMHB may elect.

8.	Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets of RMHB. The Executive's obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

9.	Severability.

(a)	The Executive expressly agrees that the character, duration and geographical scope of the provisions set forth in this Agreement are reasonable in light of the circumstances, as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive's conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If,in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b)	Ifany provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision was not included.

11. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

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 Rocky Mountain High Brands, Inc.

Employment Agreement with Michael Welch

January 1, 2016

To the Company: Rocky Mountain High Brands, Inc.

9101 LBJ Freeway,

Suite 200

Dallas, TX 75243

To the Executive: Michael Welch

10626 Cox Lane

Dallas, TX 75229

Or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

13.	Attorney's Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney's fee, costs and expenses.

14.	Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, and the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Texas without regard to choice oflaw considerations.

15.	Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against whom enforcement or the change, waiver discharge or termination is sought.

IN WITNESS WHEREOF, RMHB and the Executive have executed this Agreement as of the date and year first above written.

Rocky Mountain High Brands, Inc.

/s/ Jerry Grisaffi

By: Jerry Grisaffi, Founder and Chairman of the Board

Michael Welch

By: Michael Welch, Executive

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Rocky Mountain High Brands, Inc.

Addendum to Employment Agreement with Michael Welch March 1, 2016

This Addendum is to the Employment Agreement dated January 1, 2016 between Rocky Mountain High Brands, Inc. (herein "RMHB" or the "Company" and Michael Welch (hereinafter the "Executive").

WHEREAS, RMHB desires to name the Executive as Chief Executive Officer in addition to his responsibilities as Chief Financial Officer and increase his compensation to $150,000 per year. The Company acknowledges that it will actively recruit a Chief Financial Officer once it has sufficient funding to do so and that Executive will remain in the position of Chief Executive Officer, at either the same base compensation, or higher, based on the performance of the Company and other criteria identified in the Employment Agreement dated January 1, 2016.

Additionally, the Company acknowledges that the number of warrants for common stock issued to Executive under the Employment Agreement dated January 1, 2016 was increased from 5,000,000 to 10,000,000.

All other terms and conditions of the Employment Agreement dated January I , 2016 remain intact.

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